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                                   EXHIBIT 99

SPEECHWORKS TO ACQUIRE ELOQUENT TECHNOLOGY, ADDING 12 LANGUAGES TO TEXT-TO-SPEECH PRODUCT OFFERINGS

Company Expands Industry-Leading Solution Set to Reach New International and Embedded Device Markets

BOSTON, Mass. -- Dec 21, 2000 -- SpeechWorks International, Inc. (Nasdaq: SPWX), a market leader in the telephony-based speech technology industry, today announced that it has reached a definitive agreement to acquire Eloquent Technology, Inc., a supplier of state-of-the-art speech synthesis or text-to-speech (TTS) technology, in a stock and cash transaction valued at $5.25 million in cash and approximately 300,000 shares of SpeechWorks common stock. This acquisition will allow SpeechWorks to dramatically expand its successful TTS solution known as Speechify(TM) into global markets. Speechify has been available in US English since September 2000. The acquisition will also allow SpeechWorks to accelerate development of TTS for embedded devices and associated applications. The transaction is expected to close in January 2001 and is subject to customary closing conditions.

TTS turns text-based content into spoken audio and is used in a variety of wireless and portal applications such as reading news and email, unified messaging and mobile commerce services. When the acquisition is complete, SpeechWorks will offer TTS solutions in 12 new languages in addition to English. The acquisition accelerates SpeechWorks development plans for its Speechify text-to-speech engine into global markets by at least 12 months. SpeechWorks' Speechify, based on technology licensed from AT&T Labs in June 2000, is already supporting consumer applications including AOL By PhoneSM and Yahoo!(R) By Phone.

"The market reception to Speechify has been overwhelming and we are very pleased to extend our capabilities so quickly and so dramatically with the addition of Eloquent's technology base and its superb team of developers," said Stuart R. Patterson, CEO, SpeechWorks. "In addition, SpeechWorks will be able to leverage Eloquent's small footprint technology to accelerate the development of global speech services for the fast-moving embedded device market."

This acquisition signals a dramatic expansion of SpeechWorks' strong offering in TTS, with the addition of Eloquent's innovative approaches to multi-dialect and multi-language synthesis that have been in development for over 15 years. Today, Eloquent's technology is available in male, female and children's voices in US and UK English, standard and Canadian French, Castilian and Mexican Spanish, Brazilian Portuguese, Mandarin Chinese, Japanese, Finnish, German and Italian. Korean is currently under development. Eloquent has already deployed its technology through products distributed by partners around the world.

ELOQUENT'S SMALL FOOTPRINT TTS, IDEAL FOR EMBEDDED DEVICES

A major benefit of Eloquent's TTS offerings is the small footprint of the "formant based synthesis" technique. The small footprint is ideal for embedded devices such as in car navigation systems, next generation mobile phones, and hand-held devices. Eloquent's TTS solution is in final stages of development for Windows CE, the platform used in a number of embedded devices, including the Compaq iPaq. With TTS on embedded devices, consumers can hear information such as email or directions, rather than relying on a screen.

Other benefits of Eloquent's offerings include high-quality speech output, sophisticated text analysis, fast execution speed, low memory requirements and flexible user options. These features result in a variety of scalability options and reduced deployment costs.

ELOQUENT TECHNOLOGY AND SPEECHWORKS: A NATURAL PARTNERSHIP

Founded in 1983 and based in Ithaca, NY, Eloquent Technology, with its innovative approaches to TTS, rapid language development and versatile product, is recognized as a leader in the industry. The company founder and president, Dr. Susan Hertz, has been involved in linguistics, computer science and TTS for over 30 years. In addition to her role as president and CTO of Eloquent, she is an adjunct associate professor in the Department of Linguistics at Cornell University, and has written over 20 papers on topics in the areas of phonology, phonetics and speech synthesis. She is a frequent speaker at international forums for the speech and language industries and has consulted with many international companies such as Fujitsu and National Semiconductor on the topic of speech technologies. Dr. Hertz will remain on board as head of the development team building SpeechWorks' small footprint solutions and multi-language TTS capabilities.

Eloquent's technical staff of linguists and software engineers have over 115 years of combined expertise in speech technology and are proficient in over 28 languages. Building on the early research of Dr. Hertz and her associates, Eloquent Technology focused on developing the powerful tools and sophisticated linguistic models on which the Eloquent TTS toolkit is based.

"We are extremely excited to be joining forces with SpeechWorks. When combined, our technologies will result in unparalleled global solutions for speech-based communication systems of all types," said Sue Hertz, president and CTO of Eloquent Technology, Inc. "We look forward to adding our applications and technologies to the SpeechWorks platform and building on the remarkable momentum they've developed with Speechify."
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ABOUT ELOQUENT TECHNOLOGY

Eloquent Technology, Inc. is recognized as a worldwide leader in text-to-speech synthesis. The company's principal product, ETI-Eloquence, is founded on more than 25 years of research and development and has been commercially available since 1995. The company president, Dr. Sue Hertz, is an established authority on TTS technology who has conducted pioneering research in the field since the mid 1970's. The extensive and innovative technological foundation underlying the product has given rise to its exceptional quality, performance, flexibility, and small memory requirements. Eloquent can be found on the web at www.eloq.com or by calling 607.266.7025.

ABOUT SPEECHWORKS INTERNATIONAL, INC.

Organizations worldwide rely on SpeechWorks (NASDAQ: SPWX) to delight their callers and provide them with a new level of service over the phone. Complementing the self-service model of e-business, SpeechWorks speech solutions, including the revolutionary SpeechSite(TM) product, and Speechify text-to-speech engine, let customers direct their calls, obtain information and complete transactions automatically, simply by speaking naturally over any phone, anytime.

SpeechWorks customers include some of the world's most sophisticated customer service innovators such as America Online, Amtrak, Continental Airlines, E*Trade, FedEx, Fidelity Investments Institutional Brokerage Group, United Airlines and Yahoo! The Company offers the SpeechWorks Here Guarantee, the industry's only program that includes a money-back guarantee. SpeechWorks strategic partners include leading corporations such as AT&T, Dialogic, an Intel company, InterVoice-Brite and Net2Phone. Investors included Citigroup's e-Citi Unit, GE Equity, Intel Corporation, The Intel64 Fund, MCI WorldCom Venture Fund and Reuters.

SpeechWorks is headquartered in Boston, Massachusetts and has offices around the world. To experience the power of SpeechWorks, call 1.888.SAY.DEMO. For additional information, call 617.428.4444 or visit http://www.speechworks.com.

SpeechWorks, Speechify, SpeechWorks Here and SpeechSite are trademarks or registered trademarks of SpeechWorks International, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.